EXHIBIT 99.2
BUYER AGREEMENT
December 10, 2008
The undersigned (the “Buyer”) hereby represents, warrants, and certifies to each party identified as a “Seller” on Exhibit A hereto (each, a “Seller” and, collectively, the “Sellers”), in connection with the sale by each Seller to the Buyer, and the purchase by the Buyer from each Seller (each, a “Sale” and, collectively, the “Sales”), of the securities (the “Securities”) of the issuer (the “Issuer”) contemplated by Exhibit A hereto that, effective on and as of the date hereof and at and as of the time of each Sale, to the same extent and with the same effect as if made at and as of the time of each Sale:
1. The Buyer shall, and hereby does, purchase from each Seller, and each Seller shall, and hereby does, sell, assign, transfer, and convey the Securities to the Buyer for the consideration and otherwise as contemplated by Exhibit A hereto. The Buyer acknowledges receipt contemporaneously herewith of duly executed stock powers evidencing each of the Sales.
2. The Buyer is purchasing the Securities directly from each Seller as contemplated by Exhibit A hereto pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for the Buyer’s own account only (and not for the account of others), for investment only, and not with a view to a distribution of the Securities in violation of any applicable law, rule, or regulation. The Buyer is not a “dealer” (as defined in Section 2(a) of the Securities Act). The Buyer is not an “affiliate” (as defined in Rule 144 of the Securities Act) of the Issuer or any Seller.
3. The Buyer has such knowledge and experience in financial and business matters that the Buyer is capable of evaluating the merits and economic and other risks applicable to the Sales and an investment in the Securities and (having had or having access to, or having been furnished with, all information considered by the Buyer to be necessary) has concluded that the Buyer is able to bear those risks.
4. Neither the Buyer nor, when acting for or on behalf of the Buyer, any other party learned of (or is offering to buy, acquiring, or soliciting any offer or order to sell or deliver) any of the Securities by or through any form of general solicitation or general advertising. At a reasonable time prior to each Sale, written disclosure was delivered to the Buyer, and the Buyer was otherwise advised, of the limitations on resale of the Securities and that the Securities (i) have been, are, and may continue to be and have the status of “restricted securities” for some period of time after the Sales, (ii) have not been registered under the Securities Act, (iii) cannot be resold unless the Securities are registered under the Securities Act or unless an exemption from such registration is available, and (iv) may (for some period of time after the Sales) be subject to stop-transfer orders and evidenced by a certificate or other document on which a legend may be placed stating that the Securities have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Securities.
5. In connection with the Sale and at and for a reasonable time prior to the Sale, the Buyer was provided with (or with access to) (a) a description in writing of all information (if any) considered by the Buyer to be necessary and material to an understanding of the Issuer, the business, financial condition, and results of operations of the Issuer, the Securities, the offering of the Securities, and the Sale (the “Information”) and (b) the opportunity to (i) ask questions and receive answers concerning the terms and conditions of the offering of the Securities and the Sales and (ii) obtain any additional information which the Sellers possessed or could acquire without unreasonable effort or expense that was considered by the Buyer to be necessary to verify the accuracy of the Information. The Information was provided (or made accessible) to Buyer on a confidential basis and shall be kept strictly confidential by the Buyer and may not be disclosed by the Buyer except as required by law. The Seller acknowledges and agrees that the Seller was provided with (or with access to), and is aware of, the reports filed by the Issuer with the Securities and Exchange Commission and the information therein, including, without limitation, that certain Current Report on Form 8-K dated and filed September 16, 2008 and the information therein.

6. Each Seller may have been, be, and/or remain (or come to be) an affiliate of the Issuer. The Information was provided (or made accessible) to Buyer on a confidential basis and shall be kept strictly confidential by the Buyer and may not be disclosed by the Buyer except as required by law. The Buyer acknowledges and agrees that the Buyer was provided with (or with access to), and is aware of, the statements filed by CPMG, Inc. with the Securities and Exchange Commission relating to the Securities and the Issuer, including, without limitation, that certain Schedule 13D dated June 11, 2007 and filed June 14, 2007 and the information therein.
7. The Buyer has, on the basis of such information as the Buyer deems necessary, adequate, appropriate, and/or material, independently (i) investigated and evaluated the Issuer, the Securities, and the merits and risks and value of an investment in the Securities without any reliance on any representation or warranty of or by, or otherwise on, the Seller, the Issuer, or any other person, (ii) decided not to require, request, or expect the Seller to disclose, furnish, or make available any additional information to the Buyer regarding the Securities, and (iii) decided to purchase the Securities. The Buyer expressly waives any and all claims of reliance, and any duty, including any fiduciary duty, owed by any Seller or the Issuer, if any, in connection with or relating to any Sale.
8. The Buyer is not purchasing or selling, and shall not purchase or sell, any of the Securities (or any other security of the Issuer), in any case, on the basis of material nonpublic information about that security or the Issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the Issuer or the stockholders of the Issuer, or to any other person who is the source of the material nonpublic information in violation of any applicable law, rule, or regulation.
9. The Buyer shall not take or omit to take any action which could cause any Sale not to constitute a transaction exempt from the registration provisions of the Securities Act.
10. The Buyer shall not sell, assign, transfer, convey, or otherwise dispose of any of the Securities prior to December 31, 2009.
Remainder of Page Intentionally Left Blank. Signature Page(s) to Follow.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Buyer Agreement effective as of the date first written above.

Alan Powers
By:	/s/ Alan Powers
	Name:	Alan Powers

Signature Page to Buyer Agreement. Exhibit A to Follow.

EXHIBIT A
Sale Information

Sale		Securities				Parties
Effective
Date	Type	Issuer	Title	Amount	Price	Seller	Buyer
(1)	(2)	(3)	(4)	818,058	$0.10	Cardinal Partners, LP	(5)
(1)	(2)	(3)	(4)	948,840	$0.12	Cardinal Partners 2000, LP	(5)
(1)	(2)	(3)	(4)	224,776	$0.03	Aracos Fund, LP	(5)
(1)	(2)	(3)	(4)	795,920	$0.10	George Kaiser Family Foundation	(5)
(1)	(2)	(3)	(4)	162,610	$0.02	Kaiser Francis Oil Company	(5)
(1)	(2)	(3)	(4)	237,322	$0.03	Cardinal Investment Company, Inc. Profit Sharing Plan	(5)
(1)	(2)	(3)	(4)	328,630	$0.04	Edward W. Rose III	(5)
(1)	(2)	(3)	(4)	457,188	$0.05	CD Fund, LP	(5)
(1)	(2)	(3)	(4)	401,806	$0.05	Mallard Fund, LP	(5)
(1)	(2)	(3)	(4)	958,230	$0.12	Sandpiper Fund, LP	(5)
(1)	(2)	(3)	(4)	2,791,990	$0.34	Yellow Warbler, LP	(5)

			Total:	8,125,370	$1.00

(1)	December 10, 2008.

(2)	Private sale.

(3)	Genitope Corporation.

(4)	Common Stock.

(5)	Alan Powers.
Exhibit A to Buyer Agreement.